Exhibit 99.1

TherapeuticsMD Secures $15 Million Equity Investment from Rubric Capital

Company Also Reaches Agreement with Sixth Street Partners

to Extend the Maturity Date of its Financing Agreement to September 30, 2022

with the Ability to Extend to November 30, 2022 if Additional Capital is Received

BOCA RATON, Fla. – August 1, 2022 – TherapeuticsMD, Inc. (NASDAQ: TXMD), (“TherapeuticsMD” or the “Company”) an innovative, leading women’s healthcare company, announced today that it has received a $15 million private investment in the Company’s common stock and a new series of preferred stock (“PIPE”) from Rubric Capital Management LP (“Rubric”). TherapeuticsMD expects to use the proceeds from the transaction to fulfill its near-term operating capital requirements.

The Company also entered into an amendment with its lender, Sixth Street Specialty Lending, Inc. (“Sixth Street”), to extend the maturity date of the Company’s Financing Agreement debt to September 30, 2022. The Company has the option to further extend the maturity date until October 31, 2022 and November 30, 2022 if it receives additional equity capital of $7 million per extension.

The Company believes that the PIPE, together with the financing agreement extension, will enable TherapeuticsMD to continue meeting the significant demand for its portfolio of women’s health and wellness products while its Board of Directors and management team evaluate strategic alternatives to strengthen the Company’s long-term financial position.

“TherapeuticsMD has three growing assets whose value has been enhanced by the recent approval of both Annovera’s supplemental NDA and lower-dose Bijuva, as well as the increasing relevance of convenient and safe contraceptive options for women,” said David Rosen, Managing Partner of Rubric Capital Management. “With our investment, TherapeuticsMD will have the time and resources to thoroughly evaluate its strategic options with the objective of securing the best outcome for all shareholders.”

“We are delighted to have the support of Rubric as we continue to evaluate strategic alternatives for the Company” said Hon. Tommy Thompson, Chairman of the Board. “We believe this equity capital, plus Sixth Street’s extension, will enhance the Company’s ability to achieve the highest possible value for our equity holders.”

Transaction Details

In exchange for its initial $15 million investment, Rubric received 565,000 shares of TherapeuticsMD common stock and 15,000 shares of newly designated Series A Preferred Stock, with a liquidation value of $1,333 per share. Following closing of the transaction, Rubric will own approximately 18.3% of the Company’s common stock.

The Company also granted Sixth Street warrants to acquire 200,000 shares of the Company’s common stock at an exercise price of $0.01 and would grant 125,000 additional common stock warrants for each additional monthly extension that the Company elects.

Advisors

Greenhill & Co., LLC is serving as financial advisor and DLA Piper LLP (US) is serving as legal counsel to TherapeuticsMD.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc.is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. TherapeuticsMD’s products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. TherapeuticsMD is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit https://www.therapeuticsmd.com/ or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Cautionary Notes Regarding Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the Company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K, and include the following: whether the company will be able to refinance the indebtedness under its term loan facility, and, if not, whether the Company will be able to continue as a going concern; whether the Company will be able to raise capital to fund its operations; the effects of the COVID-19 pandemic; the Company’s ability to maintain or increase sales of its products; the Company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, and BIJUVA® and obtain additional financing necessary therefor; the effects of supply chain issues on the supply of the Company’s products; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the Company’s future drug candidates; the Company’s ability to protect its intellectual property; the length, cost and uncertain results of future clinical trials; the Company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the Company’s licensees to commercialize and distribute the Company’s products; the ability of the Company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the Company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the impact of leadership transitions; the volatility of the trading price of the Company’s common stock.

Contact

Lisa M. Wilson

In-Site Communications, Inc.

212-452-2793

lwilson@insitecony.com

TherapeuticsMD

561-961-1900

IR@TherapeuticsMD.com